TRANSLATION FOR REFERENCE ONLY
Exhibit 10.20
PROPERTY LEASE CONTRACT
Party A (Lessor): Finance Bureau of Dalian High-Tech Industrial Zone
Party B (Lessee): HiSoft Technology (Dalian) Co., Ltd.
WHEREAS,
1.	The State-owned Assets Administration Bureau of Dalian High-Tech Industrial Zone (“SAAB”) was dissolved in December 2008 due to the change in government organization, and Party A, as the successor of SAAB, assumes the identity and relevant rights and obligations of SAAB.

2.	A property lease contract was entered into between Party A and Dalian Minghui Technology Co., Ltd. with regard to the Minghui Building (Da Fang Quan Zheng Gao Zi No. 20064456), and Party A acquired the right of sub-lease.

3.	Party A agrees to sublease to Party B, and Party B agrees to sublease from Party A, certain floors in the Minghui Building.
NOW, THEREFORE, in accordance with the Contract Law of the People’s Republic of China and other relevant regulations, after reaching unanimity through consultation, Party A and Party B hereby enter into this Property Lease Contract (hereinafter, this “Contract”) setting forth the rights and obligations of both parties as follows:
I.	Leasing Premises.
1.1	The building which Party A is entitled to sublease is the Minghui Building with the Building Ownership Certificate’s serial number of Da Fang Quan Zheng Gao Zi No. 20064456, located at No.33 Lixian Street, High-Tech Industrial Zone, Dalian City (hereinafter, “Minghui Building”).

1.2	The premises to be leased by Party B (hereinafter, the “Leasing Premises”) are:
1.2.1	Leasing floors (physical floors): eight (8) floors in total, from the 11th to the 18th floor.

1.2.3	The total area of the leasing floors is 12995.93 square meters (hereinafter, the “Leasing Area”). Party B hereby acknowledges that it has examined the Leasing Premises on site and agrees that such Leasing Area should be the basis in calculating the rent regardless of any possible differences between the Leasing Area and the actual area of the Leasing Premises.

1.2.4	Party A hereby agrees that, upon the request of Party B, it shall further lease other floors or areas in the Minghui Building (the “Further Leasing Area”) to Party B for its use. If Party B has such a request, it shall notify Party A three (3) months in advance, so that Party A can deliver the Further Leasing Area to it for its use. Upon Party B’s request, Party A agrees to lease to Party B the Further Leasing Area on the same conditions hereunder.
1.3	Use: office.
II.	Term of Lease.
2.1	The term of lease for the floors from the 11th to the 18th is five (5) years commencing from May 1, 2010 (hereinafter, the “Commencing Date”).

2.2	In the event that Party B raises the request to lease the Further Leasing Area according to the provisions set forth above in Section 1.2.4, Party A shall agree to lease the Further Leasing Area to Party B for its use on the same conditions hereunder. The effective term of such leasing arrangement for the Further Leasing Area is five (5) years commencing from the delivery date of such Further Leasing Area to Party B.

2.3	Upon expiration of the leasing term, if Party B wishes to continue the leasing, it shall have the right of first refusal to lease the Leasing Premises on the same conditions, provided that it shall notify Party A three (3) months in advance.
III.	Rent and Deposit.
3.1	As a support for the business development of Party B, Party A agrees to waive the rent of the Leasing Premises during the leasing term hereunder. Party B shall bear the property management fees at its own cost.

3.2	The deposit under the previous agreement reached between Party A and Party B with regard to the leasing of the Leasing Premises shall become the deposit for this Contract. If this Contract is performed normally till its expiration, Party A shall refund such deposit to Party B in full without interest within five (5) working days after the Leasing Premises are returned to Party A.
IV.	Rights and Obligations of Party A.
4.1	Party A warrants that the title of the Leasing Premises is clear, and it shall be responsible for any disputes or liabilities arising in relation to Party A and shall compensate Party B for the losses incurred therefrom.

4.2	During the term of this Contract, if the owner of the Leasing Premises decides to transfer the Leasing Premises, Party A shall notify Party B thirty (30) days in advance, and Party A shall ensure the continuance of this Contract.

4.3	Party A shall ensure that all infrastructures and facilities, such as the supply of water, electricity, heating, air conditioner, elevators, air conditioning and communication, operate normally and the interior and exterior of the Leasing Premises are in a good condition. If the building or any existing interior facilities are damaged for reasons not attributable to Party B, Party A shall be responsible for repair which may be carried out by the owner, property management company or engineer equipment supplier respectively in accordance with the relevant agreements between Party A and the aforesaid parties. If Party A fails to promptly notify the relevant parties to repair the damages, Party A shall compensate Party B for the actual losses incurred. The relevant parties shall bear all cost and expenses incurred in the repair process according to the relevant agreement.

Provided, however, that the property management company shall be responsible in the event that any of the aforesaid occurrence falls into the scope of its duties, and Party A shall not be held responsible.

4.4	The heating fees of the Leasing Premises shall be assumed as follows (all floors referred to below shall mean the physical floors):
(1)	The relevant entity entrusted by Party A shall bear the heating fees for the 11th, 12th, 13th, 16th, 17th, and 18th floors in the Leasing Premises.

(2)	Party B shall bear the heating fees for the 14th and 15th floors in the Leasing Premises.
If Party A and Party B reach an agreement on the Further Leasing Area, the heating fees of the Further Leasing Area shall be separately agreed upon by both parties.

4.5	If Party A breaches any provisions set forth in this Article IV where the performance of this Contract is affected due to any disputes arising out of the title, liabilities, mortgage or security of the Leasing Premises, Party B shall be entitled to terminate this Contract, and Party A shall indemnify Party B for all losses incurred therefrom.

4.6	Party B shall bear facility fees for use of the Leasing Premises, such as water fees, electricity fees and air conditioning fees. Except for the fees to be borne by Party B provided by this Contract, Party B shall not pay any other fees unless otherwise agreed upon by Party A and Party B.

4.7	Party A has delivered to Party B the Leasing Premises according to the time requirement made by Party B.
V.	Rights and Obligations of Party B.
5.1	Without Party A’s written consent, Party B shall not have the right to sublease the Leasing Premises to any third parties.

5.2	In the event that Party B is in actual need to alter the Leasing Premises or install any facilities, it shall obtain a written consent from Party A. for any alterations made to the walls, floor plates, pillars and other weight-bearing structures and any activities which may create more burden on the load of the building or otherwise jeopardize the safety of the whole building and its adjacent buildings, the prior approval from the building safety appraisal authority must be obtained, which shall then be followed with Party A’s written consent. Otherwise, Party B shall be liable for breach of the Contract and indemnify Party A for the economic losses incurred therefrom. Party B shall bear the relevant cost and expenses arising from this Section 5.2.

5.3	Party B shall be responsible for the repair of any artificial damages caused by Party B to the building or the existing facilities in the building.

5.4	Upon the expiration of the leasing term, Party B shall return the Leasing Premises to Party A and shall ensure the body of the building and the relevant facilities are in good condition and the functions and construction are restored to their original status.
VI.	Breach of Contract.
6.1	If any party breaches its obligations specified in this Contract, causing any losses to the other party, the defaulting party shall indemnify the non-breaching party for such losses.
VII.	Termination of Contract.
7.1	Both parties may terminate this Contract prior to its expiry if any of the following events occurs:
(1)	consensus has been reached regarding the early termination by both parties through friendly consultation;

(2)	early termination is required due to force majeure as set forth in Article VIII of this Contract;

(3)	the Leasing Premises are deemed inappropriate for further use by the building safety appraisal authority.
VIII.	Force Majeure.
8.1	During the term of this Contract, if this Contract becomes enforceable and thus is terminated due to typhoon, earthquake, hurricane, fire, war, government demolition planning or other force majeure factors, neither party hereto shall be held liable for breach of contract.

8.2	If the Leasing Premises are severely damaged due to fire or other cause, the owner of the Leasing Premises is not obligated to restore the properties taking into consideration of its economic status and freewill. If the owner of the Leasing Premises decides not to restore or to tear down the damaged building, Party A shall notify Party B within ninety (90) days after the occurrence of such disaster, and this Contract shall be terminated immediately upon the release of such notification, and Party B shall vacate from the Leasing Premises without any indemnification by Party A. In the event that Party B vacates from the Leasing Premises due to the aforesaid reason, Party B shall not be obligated to pay any fees (if any) relating to the Leasing Premises commencing from the vacating date of Party B, and for those fees which have been paid to Party A, Party A shall refund to Party B fees without interest which have not been used following the vacating date of Party B. In such event, Party B shall be entitled to immediately terminate this Contract upon the occurrence of such disaster, and if Party B so proposes to terminate this Contract, Party A shall refund the fees (if any) already paid by Party B for the period after the actual termination date of this Contract.
IX.	During the term of this Contract, if the Leasing Premises are to be demolished according to the government planning, the relevant laws and regulations shall apply.
X.	In the event a dispute arises during the term of this Contract, the parties may solve such dispute through consultations. If no settlement can be reached through such consultations, either party may file a lawsuit before a competent court in Dalian.
XI.	During the term of this Contract, each Party shall bear the relevant taxes and expenses respectively pursuant to the relevant PRC laws and regulations.
XII.	Miscellaneous.
12.1	Party B shall, according to its needs and at its own costs, carry and maintain insurance with respect to the properties placed in the Leasing Premises. Party A shall not be liable for Party B’s property damage if such damage is not due to Party A’s intentional or negligent act. If the owner of the Minghui Building, Party A or any third party sub-lessee of Party A suffers any losses due to Party B’s intentional or negligent act, Party B shall indemnify all such losses, including the building repair costs and the rent during the repair period. If the building is so damaged that could not be repaired due to Party B’s intentional or negligent act, this Contract shall be terminated, and Party B shall indemnify the owner of the building, Party A and any third party sub-lessee of Party A at the value of the building.

12.2	Party B shall not interfere with the right of Party A or Dalian Minghui Technology Co., Ltd. in naming the Minghui Building. Party B shall obtain Party A’s consent prior to installing and placing its company name, trademark and logos in the Minghui Building and follow Party A’s instruction.

12.3	Upon the effectiveness of this Contract, the leasing arrangement for the Leasing Premises within the term set forth under this Contract (“Leasing Arrangement”) shall prevail over and supersede any previous agreement, oral or written, with respect to the Leasing Arrangement reached between Party A and Party B.

12.4	Party A and Party B shall solve all matters not stipulated herein through consultation.

12.5	This Contract shall become effective upon signing with company seals by both parties. This Contract is executed in four (4) original copies. Party A and Party B shall each hold two (2) copies.

Party A: Finance Bureau of Dalian High-Tech Industrial Zone
[GOVERNMENT SEAL]
Party B: HiSoft Technology (Dalian) Co., Ltd.
[COMPANY SEAL]
Dated: April 30, 2010